Exhibit 99

Dear Fellow Shareholders,

Throughout 2024, we faced challenges arising from the elevated interest rate environment and credit losses on two loan participations originated in previous years. While these issues impacted our overall 2024 results, they did not overshadow the significant achievements and skilled navigation of interest rate volatility demonstrated by our experienced CFBank Team. We believe that through the expertly executed business adjustments by our CFBank Team, we are well-positioned for improved operating results moving forward. Consistent with this belief, our fourth Quarter 2024 results began to reflect improved margins and operational stability.

Our core strengths and fundamentals remained robust throughout 2024, enabling us to achieve targeted quality growth across key business areas, including loans, deposits, and fee income. Initiatives focused on expanding our Commercial Banking franchise, growing non-interest bearing and other low-cost deposits, and enhancing fee income through products and services such as Cash Management and Credit Cards are translating into improved revenue and earnings growth. Net growth rates were tempered by substantial loan payoffs, as well as a focused strategy to incentivize the refinancing of low-rate Residential Mortgage Loans to saleable loans. Additionally, our efforts to reduce lower-rate Portfolio Residential Mortgage Loans culminated in sales to two buyers during the first quarter of 2025. Proceeds from these sales will be redeployed into higher-yielding Commercial and Business loan relationships as we continue to execute our strategy of shrinking the Residential portfolio while expanding the Commercial Relationship Banking business.

Looking Ahead to 2025

We are gaining business momentum as we enter 2025, operating with greater stability in loan pricing, deposit costs, and funding. Our cost of funds and incremental deposit expenses are declining more rapidly than those of many competitors, positioning us to capitalize on emerging business opportunities.

Furthermore, we are expanding and strengthening our banking teams by recruiting experienced top talent from regional banks. The addition of experienced Bankers enhances our capacity and deepens our presence in all five (5) regional markets, providing a solid foundation for sustained business development. Our pipelines continue to be very strong, driven by our success in attracting high-quality Commercial Banking relationships aligned with our strategic business mix.

We have also seen interest from other banks in acquiring portfolios of Residential Mortgage Loans. These efforts support an optimized business mix while improving capital efficiency and operating leverage, enabling us to focus on building comprehensive Commercial Banking relationships as opposed to primarily loan-only Residential Mortgages.

Community Reinvestment Act (“CRA”) activities are progressing well as we expand loan volumes and investments across all our regional market locations, including Greater Columbus, Cleveland, Cincinnati, Indianapolis, and Akron. Our upcoming CRA exam is scheduled for 2026.

Additionally, our Board of Directors has adopted a stock buyback program, allowing for opportunistic repurchases of up to 325,000 shares, or approximately 5% of total shares outstanding, on or before January 31, 2026.

We believe that our core businesses and opportunities remain healthy. We foresee continued strengthening of our Business. Near term risks include interest rates which remain somewhat elevated, also tariff uncertainty, along with underlying economic conditions, which in turn may ultimately impact upon Credit losses.

Optimistic Outlook

We are more optimistic than ever about our business prospects in 2025. With stabilized interest rates, strengthened teams, and robust pipelines, CFBank is poised to deliver improved results while further enhancing the value of our banking franchise.

On behalf of our Board of Directors and CFBank Team members, we sincerely thank you, our Shareholders, for your confidence and continued support.

Indeed, our best days lie ahead!

Timothy T. O’Dell Robert E. Hoeweler

President and CEO Chairman of the Board

CF Bankshares Inc. CF Bankshares Inc.